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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
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NEWS RELEASE

CLIFFS NATURAL RESOURCES INC. RESPONDS TO CASABLANCA CAPITAL

CLEVELAND — Feb. 12, 2014 — Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today issued the following statement in response to Casablanca Capital:

The Board of Directors and management team of Cliffs Natural Resources welcome open communications with all of our shareholders and value their input toward the collective goal of enhancing shareholder value. As part of the goal to enhance shareholder value, over the last year, the Cliffs Board and management team have taken significant steps to improve Cliffs’ financial and operating performance across all businesses. The Company’s focus has been – and continues to be – on reducing costs, strengthening its balance sheet with cash flow from operations, taking a disciplined approach to capital spending, and evaluating the strategic fit and value creation potential of all the Company’s assets. In addition, Cliffs has made significant changes to strengthen the Board of Directors and management team, including the addition of four new Board members, a new Chairman and Gary Halverson as the incoming Chief Executive Officer.

Consistent with its focus on enhancing shareholder value, on Feb. 11, 2014 the Company announced that it expects full-year 2014 capital expenditures to be between $375 - $425 million, a reduction of more than 50% from full-year 2013 capital spending. This decrease is driven by a significant reduction in the Company’s expansion and capital spending at the Bloom Lake Mine. Given the wide range of outlook for iron ore prices, the Company decided to reduce 2014 capital expenditures at Bloom Lake as it considers strategic alternatives for the asset. The Company also announced its plans to idle production at its Wabush Mine in the Province of Newfoundland and Labrador by the end of the first quarter of 2014. Following Mr. Halverson’s appointment in Nov. 2013, the management team and the Board are undertaking a comprehensive review of Cliffs’ portfolio, which resulted in these strategic actions.

Cliffs’ Board and management team regularly evaluate the Company’s strategic options and previously evaluated the key elements of Casablanca’s overall proposal. The Board and management team have reviewed – and will continue to review – alternative structures to enhance shareholder value. The Company believes Casablanca’s overall proposal fails to provide a sustainable, long-term value enhancing alternative. The Company is disappointed that Casablanca seems intent on waging a public campaign rather than continuing its private engagement with our Chairman and management to address our doubts and concerns.

The Governance and Nominating Committee of Cliffs’ Board will review Casablanca’s notice in due course. The Company noted that it has a strong Board and management team in place to execute its plan to enhance shareholder value, including Gary Halverson as

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

incoming CEO. The choice of Mr. Halverson as incoming CEO follows an exhaustive search by the Board, together with a leading executive search firm, which began in July of 2013. Following a comprehensive search, the Board determined that Mr. Halverson was the right leader given his deep international and large scale mining industry leadership experience.

Cliffs’ Board is comprised of independent and highly experienced individuals that bring a wide range of relevant expertise to Cliffs from leading mining, steel, basic materials, engineering and natural resources businesses. Cliffs’ current Board of Directors consists of nine independent directors plus Mr. Halverson and the interim Executive Chairman. Of these independent directors, four have joined the Board in the last 12 months.

The Board and management team remain committed to acting in the best interests of Cliffs and its shareholders in order to enhance value.

J.P. Morgan and Bank of America Merrill Lynch are acting as financial advisors to the Company and Wachtell, Lipton, Rosen & Katz is acting as legal counsel.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

Forward-Looking Statements

This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand, increases in supply and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments or capital projects and complete planned divestitures; our ability to successfully integrate acquired

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to cost effectively achieve planned production rates or levels; changes in sales volume or mix; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the impact of price-adjustment factors on our sales contracts; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to development projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; the potential existence of significant deficiencies or material weakness in our internal controls over financial reporting; and problems or uncertainties with leasehold interests, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information

Cliffs, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cliffs shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs shareholders. CLIFFS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the SEC on Feb. 12, 2013. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting Carolyn Cheverine, Vice President, General Counsel & Secretary at (216) 694-7605.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

SOURCE: Cliffs Natural Resources Inc.

CONTACTS:

Investors Jessica Moran Director, Investor Relations (216) 694-6532	Media Patricia Persico Director, Global Communications (216) 694-5316
Jordan Kovler D.F. King & Co., Inc. (212) 493 6990

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544